Exhibit 99.1

FOR IMMEDIATE RELEASE


NEWS RELEASE

            eieiHome.com Inc. stockholders approve name change to
                           Wireless Ventures, Inc.

New York, NY - September 27, 2000 - Wireless Ventures Inc. (formerly eieiHome.com Inc. - OTCBB:EIEI) today announced that at a special meeting on September 25, 2000, its stockholders ratified the sale of all of the stock the company's Canadian subsidiary, which represents substantially all of the assets of the company, and approved the change of the company's name to Wireless Ventures, Inc. The company intends to pursue certain wireless communications business opportunities. Effective September 27, 2000 the name of the company has changed to Wireless Ventures, Inc. The trading symbol will change to "WLSV".

Wireless ventures, Inc. is a Delaware corporation whose shares are quoted on the NASD's over-the-counter Bulletin Board.



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For further information contact:
                        Angelo MacDonald, investor relations
416-566-5864